UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

BARNES & NOBLE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37499	46-0599018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountainview Blvd., Basking Ridge, NJ 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 991-2665

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which registered
Common Stock, $0.01 par value per share	BNED	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 7, 2022, Barnes & Noble Education, Inc. (the “Company”) entered into (i) a Term Loan Credit Agreement (the “Term Loan Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company party thereto as guarantors (“the Guarantors”), TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent for the lenders, and (ii) a Fifth Amendment to Credit Agreement (the “ABL Amendment”) to the Credit Agreement, dated as of August 3, 2015 (as amended prior to the ABL Amendment, the “ABL Credit Agreement”), among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders (in such capacities, the “ABL Agent”).

The Term Loan Credit Agreement provides for the incurrence by the Company of term loans in an amount equal to $30 million (the “Term Loan Facility” and, the loans thereunder, the “Term Loans”). The proceeds of the Term Loans are being used to finance working capital, and to pay fees and expenses related to the Term Loan Facility. The Term Loans accrue interest at a rate equal to 11.25% and mature on June 7, 2024. The Company has the right, through December 31, 2022, to pay all or a portion of the interest on the Term Loans in kind. The Term Loans do not amortize prior to maturity. Solely to the extent that any Term Loans remain outstanding on June 7, 2023, the Company must pay a fee of 1.5% of the outstanding principal amount of the Term Loans on such date.

The Term Loans are required to be repaid (i) after repayment of the FILO tranche under the ABL Credit Agreement, with up to 100% of the proceeds of the sale of a non-core business line of the Company generating net proceeds in excess of $1,000,000, other than ordinary course dispositions and (ii) in full in connection with a debt or equity financing transaction generating net proceeds in excess of an amount sufficient to repay the FILO tranche under the ABL Credit Agreement.

The Term Loan Credit Agreement does not contain a financial covenant, but otherwise contains representations and warranties, covenants and events of default that are substantially the same as those in the ABL Credit Agreement, including restrictions on the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Term Loan Facility is secured by second-priority liens on all assets securing the obligations under the ABL Credit Agreement, which is all of the assets of the Company and the Guarantors, subject to customary exclusions and limitations set forth in the Term Loan Credit Agreement and the other loan documents executed in connection therewith.

The ABL Amendment amends the ABL Credit Agreement to permit the Company to incur the Term Loan Facility. The ABL Amendment also provides that, upon repayment of the Term Loan Credit Agreement (and, if applicable, any replacement credit facility thereof), the Company and its subsidiaries may incur second lien secured debt in an aggregate principal amount not to exceed $75,000,000.

The foregoing description is qualified in its entirety by reference to the Term Loan Credit Agreement or the ABL Amendment, as applicable, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference in its entirety in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of June 7. 2022, among Barnes & Noble Education, Inc., as borrower, the guarantors party thereto, TopLids LendCo, LLC and Vital Fundco, LLC, as lenders, and TopLids LendCo, LLC, as administrative agent and collateral agent.

10.2	Fifth Amendment to Credit Agreement, dated as of June 7, 2022, among Barnes & Noble Education, Inc., as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders, to the Credit Agreement, dated as of August 3, 2015.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 10, 2022

BARNES & NOBLE EDUCATION, INC.

By:	/s/ Thomas D. Donohue
Name:	Thomas D. Donohue
Title:	Chief Financial Officer